Kellogg Company News

                          For release: January 29, 2004
               Analyst/Media John P. Renwick, CFA (269) 961-6365
                  Contacts: Simon D. Burton, CFA (269) 961-6636



                          KELLOGG COMPLETES STRONG 2003


         BATTLE CREEK, Mich. - Kellogg Company (NYSE: K) today reported that its fourth-quarter and full-year earnings were at the high end of its previously increased forecast range. It also reaffirmed its comfort with the high end of its forecast range for 2004, citing its current momentum and last year's strong reinvestment in the business.

         Reported net earnings for the full year 2003 were $787.1 million, or $1.92 per diluted share, a 10% increase from last year's $720.9 million, or $1.75 per share. Excluding $0.02 per share from favorable legal settlements received in the first quarter of 2002, our EPS growth in 2003 was 11%. Reported net earnings in the fourth quarter of 2003 were $188.0 million, or $0.46 per diluted share, compared to $191.0 million or $0.47 per share in the fourth quarter of 2002. This expected decline was attributable to a significant increase in brand building investment, as well as the absorption of substantial asset write-offs and up-front costs related to cost-savings initiatives.

         "This was an outstanding year, featuring momentum and reinvestment," said Carlos Gutierrez, Kellogg's chairman and chief executive officer. "We remained focused on our strategy and our financial model. We delivered solid sales growth in every quarter and across our portfolio. We invested for future growth by increasing advertising and promotion and absorbed costs related to several cost-savings projects. We exceeded our initial earnings forecast, and our strong cash flow was used to dramatically improve our financial flexibility. All of the above should contribute to dependable, sustainable growth in the years to come."

         Reported net sales in 2003 increased by 6% to $8.8 billion, with fourth quarter sales growing 8%, to $2.1 billion. Internal net sales growth, which excludes foreign-currency translation and the impact of divestitures, was 4% for both periods.

         Kellogg USA reported net sales growth of 2% in 2003, and 3% in the fourth quarter. On an internal basis, which excludes the impact of two small divestitures, its growth was 3% in 2003, and 4% in the fourth quarter. Retail cereal sales continued to be strong, increasing by 7% in 2003, and by 9% in the fourth quarter; this business posted its third consecutive year of increased share of the ready-to-eat cereal category. Retail snacks' internal sales were flat for the year and down 3% in the fourth quarter, as good growth in wholesome snacks was offset by the impact of continued weak cookie sales, the elimination of numerous products (stock-keeping units), and the discontinuation of a custom-manufacturing account. All other U.S. businesses collectively posted 3% internal sales growth in 2003, including a 6% gain in the fourth quarter.

         Kellogg International reported net sales growth of 15% in 2003, and 17% in the fourth quarter. Internal sales growth, which excludes foreign currency translation, was 5% in 2003, with fourth-quarter growth of 4%. This was led by Latin America, which posted internal net sales gains of 13% and 15% for the year and quarter, respectively, thanks to continued growth in cereal and snacks in Mexico. In Europe, sales were up 3% on an internal basis in 2003, and flat in the fourth quarter; gains were posted in both periods by the United Kingdom, which increased its share of the ready-to-eat cereal category by a full percentage point in 2003. All other international businesses collectively recorded 4% internal net sales growth for both the full year and the fourth quarter.

         Operating profit of $1.5 billion in 2003 was a 2% increase over 2002, while it declined by 11%, to $352 million, in the fourth quarter. In both periods, operating profit was held down by substantial reinvestment for the future. Advertising and consumer promotion was increased at a double-digit rate in 2003, and its growth was accelerated during the fourth quarter. In addition, the Company absorbed substantial asset write-offs and up-front costs related to productivity initiatives, such as capacity rationalizations in Australia, Argentina and the U.S., as well as other supply-chain and overhead reductions in Europe.

         As expected, the net earnings impact of these costs and additional expense related to a repurchase of bonds was partially offset by a reduction in tax expense, the result of various tax planning initiatives and audit completions.

         Cash flow, defined as cash from operating activities less capital expenditures, was $961 million in 2003, before the $37 million after-tax impact of year-end voluntary contributions to benefit plans. The Company used this cash flow to reduce its debt outstanding by more than $550 million in 2003, including more than $200 million in the fourth quarter alone.

                         Kellogg Reaffirms 2004 Outlook

         Kellogg reiterated its outlook for full-year EPS for the high-end of the range $2.05-2.09, toward the upper end of its long-term target of high single-digit EPS growth. The Company expects to face substantially higher commodity and benefit costs, continued competitive pressure, and a weak cookie category. However, management believes virtually all of its businesses are demonstrating momentum and have strong plans for brand building and innovation. A combination of operating leverage, mix improvement, and productivity savings is expected to more than offset the additional costs.

         Mr. Gutierrez concluded, "In 2003, we executed well, delivered strong results, and reinvested for the future. The year was a testament to the focus, hard work, and dedication of our 25,000 employees. It also underscored our commitment to delivering sustainable growth for our share owners. I have every confidence in our ability to deliver again in 2004, and beyond."

                              About Kellogg Company

         With 2003 sales of nearly $9 billion, Kellogg Company is the world's leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, meat alternatives, pie crusts, and ice cream cones. The Company's brands include Kellogg's, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Murray, Austin, Morningstar Farms, Famous Amos, Carr's, Plantation, Ready Crust, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg's web site at http://www.kelloggcompany.com.

                      Forward-Looking Statements Disclosure

         This news release contains forward-looking statements related to business performance, cash flow, sales, momentum, brand building, innovation, costs, cost savings, productivity savings, operating leverage, operating profit, earnings and growth. Actual performance may differ materially from these statements due to factors related to the substantial amount of indebtedness incurred to finance the Keebler Foods acquisition (which could, among other things, hinder the company's ability to adjust rapidly, make the company more vulnerable to a downturn, and place the Company at a competitive disadvantage to less-leveraged companies); competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.



Kellogg Company and Subsidiaries
CONSOLIDATED EARNINGS
(millions, except per share data)

====================================================================================================================================
                                                 Quarter ended          Quarter ended         Year ended            Year ended
                                                  Dec. 27,              Dec. 28,               Dec. 27,              Dec. 28,
(Quarterly results are unaudited)                   2003                  2002                   2003                  2002
====================================================================================================================================

Net sales                                            $2,135.0              $1,980.7               $8,811.5              $8,304.1

Cost of goods sold                                    1,188.1               1,066.9                4,898.9               4,569.0
Selling and administrative expense                      595.1                 520.0                2,368.5               2,227.0
                                               -----------------------------------------    ----------------------------------------

Operating profit                                        351.8                 393.8                1,544.1               1,508.1

Interest expense                                        102.9                  94.0                  371.4                 391.2
Other income (expense), net                              (5.4)                  2.9                   (3.2)                 27.4
                                               -----------------------------------------    ----------------------------------------

Earnings before income taxes                            243.5                 302.7                1,169.5               1,144.3
Income taxes                                             55.5                 111.7                  382.4                 423.4
                                               -----------------------------------------    ----------------------------------------


Net earnings                                           $188.0                $191.0                 $787.1                $720.9
                                               =========================================    ========================================

Net earnings per share:
      Basic                                              $.46                  $.47                  $1.93                 $1.77
      Diluted                                            $.46                  $.47                  $1.92                 $1.75

Dividends per share                                    $.2525                $.2525                $1.0100               $1.0100
                                               =========================================    ========================================

Average shares outstanding:
      Basic                                             408.6                 407.9                  407.9                 408.4
                                               =========================================    ========================================
      Diluted                                           412.0                 410.6                  410.5                 411.5
                                               =========================================    ========================================

Actual shares outstanding at period end                                                              409.7                 407.9
                                                                                            ========================================

====================================================================================================================================

Other income (expense), net includes non-operating items such as interest income, foreign exchange gains and losses, charitable donations, and gains on asset sales. Other income (expense), net for 2002, includes a $16.5 credit ($10.2 after tax or $.02 per share) recognized during the first quarter, related to favorable legal settlements.

Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

====================================================================================================================================
                                                   Quarter ended          Quarter ended      Year ended             Year ended
                                                     Dec. 27,               Dec. 28,           Dec. 27,               Dec. 28,
(Quarterly results are unaudited)                      2003                   2002               2003                   2002
====================================================================================================================================
Net sales
         United States                              $1,334.7               $1,293.8              $5,629.3               $5,525.4
         Europe                                        425.7                  367.7               1,734.2                1,469.8
         Latin America                                 163.6                  150.5                 645.7                  631.1
         All other operating segments*                 211.0                  168.7                 802.3                  677.8
                                              ------------------------------------------   -----------------------------------------
         Consolidated                               $2,135.0               $1,980.7              $8,811.5               $8,304.1
                                              ==========================================   =========================================

------------------------------------------------------------------------------------------------------------------------------------

Segment operating profit
         United States                                $256.1                 $285.4              $1,055.0               $1,073.0
         Europe                                         52.2                   63.0                 279.8                  252.5
         Latin America                                  37.6                   41.3                 168.5                  170.1
         All other operating segments*                  28.7                   35.3                 140.0                  104.0
         Corporate                                     (22.8)                 (31.2)                (99.2)                 (91.5)
                                              ------------------------------------------   -----------------------------------------
         Consolidated                                 $351.8                 $393.8              $1,544.1               $1,508.1
                                              ==========================================   =========================================


       * Includes Canada, Australia, and Asia.


Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

=======================================================================================================
                                                              Year ended            Year ended
                                                               Dec. 27,              Dec. 28,
                                                                 2003                  2002
=======================================================================================================

Operating activities
Net earnings                                                        $787.1                $720.9
Adjustments to reconcile net earnings to
operating cash flows:
  Depreciation and amortization                                      372.8                 349.9
  Deferred income taxes                                               74.8                 111.2
  Other                                                               76.1                  67.0
Postretirement benefit plan contributions                           (184.2)               (446.6)
Changes in operating assets and liabilities                           44.4                 197.5
----------------------------------------------------------------------------------------------------

Net cash provided by operating activities                          1,171.0                 999.9
----------------------------------------------------------------------------------------------------

Investing activities
Additions to properties                                             (247.2)               (253.5)
Acquisitions of businesses                                               -                  (2.2)
Dispositions of businesses                                            14.0                  60.9
Other                                                                 14.2                   6.0
----------------------------------------------------------------------------------------------------

Net cash used in investing activities                               (219.0)               (188.8)
----------------------------------------------------------------------------------------------------

Financing activities
Net issuances (reductions) of notes payable                         (100.1)                (92.4)
Issuances of long-term debt                                          498.1                     -
Reductions of long-term debt                                        (956.0)               (439.3)
Net issuances of common stock                                        121.6                 100.9
Common stock repurchases                                             (90.0)               (101.0)
Cash dividends                                                      (412.4)               (412.6)
Other                                                                 (0.6)                    -
----------------------------------------------------------------------------------------------------

Net cash used in financing activities                               (939.4)               (944.4)
----------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash                               28.0                   2.1
----------------------------------------------------------------------------------------------------

Increase in cash and cash equivalents                                 40.6                (131.2)
Cash and cash equivalents at beginning of period                     100.6                 231.8
----------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of period                          $141.2                $100.6
====================================================================================================


====================================================================================================
Supplemental Financial Data:

Cash Flow (operating cash flow less property additions)*            $923.8                $746.4
====================================================================================================

* We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET*

================================================================================================================================

(millions, except per share data)                                                December 27,                December 28,
                                                                                     2003                        2002

================================================================================================================================

Current assets
Cash and cash equivalents                                                           $141.2                      $100.6
Accounts receivable, net                                                             754.8                       741.0
Inventories:
    Raw materials and supplies                                                       185.3                       172.2
    Finished goods and materials in process                                          464.5                       431.0
Other current assets                                                                 251.4                       318.6
---------------------------------------------------------------------------------------------------------------------------

Total current assets                                                               1,797.2                     1,763.4
Property, net of accumulated depreciation
  of $3,439.3 and $3,012.4                                                         2,780.2                     2,840.2
Goodwill                                                                           3,098.4                     3,106.6
Other intangibles, net of accumulated amortization
  of $35.1 and $22.1                                                               2,034.4                     2,047.0
Other assets                                                                         520.6                       462.1
---------------------------------------------------------------------------------------------------------------------------

Total assets                                                                     $10,230.8                   $10,219.3
===========================================================================================================================
Current liabilities
Current maturities of long-term debt                                                $578.1                      $776.4
Notes payable                                                                        320.8                       420.9
Accounts payable                                                                     703.8                       619.0
Accrued advertising and promotion                                                    323.1                       309.0
Other current liabilities                                                            840.2                       889.6
---------------------------------------------------------------------------------------------------------------------------

Total current liabilities                                                          2,766.0                     3,014.9

Long-term debt                                                                     4,265.4                     4,519.4
Deferred income taxes                                                              1,062.8                       986.4
Pension benefits                                                                     253.4                       334.5
Nonpension postretirement benefits                                                   291.0                       329.6
Other liabilities                                                                    149.0                       139.4

Shareholders' equity
Common stock, $.25 par value                                                         103.8                       103.8
Capital in excess of par value                                                        24.5                        49.9
Retained earnings                                                                  2,247.7                     1,873.0
Treasury stock, at cost                                                             (203.6)                     (278.2)
Accumulated other comprehensive income (loss)                                       (729.2)                     (853.4)
---------------------------------------------------------------------------------------------------------------------------

Total shareholders' equity                                                         1,443.2                       895.1
---------------------------------------------------------------------------------------------------------------------------

Total liabilities and shareholders' equity                                       $10,230.8                   $10,219.3
===========================================================================================================================

* Condensed from audited financial statements.